EXHIBIT 10.02

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement, dated as of January 10, 2006, is between Alberto-Culver Company, a Delaware corporation (“Alberto-Culver”), and Sally Holdings, Inc., a Delaware corporation (“Spinco”).

RECITALS

WHEREAS, Alberto-Culver and Spinco have entered into a Separation Agreement dated as of the date hereof (the “Separation Agreement”) pursuant to which Alberto-Culver will distribute to the holders of common stock, $0.22 par value per share, of Alberto-Culver (“Alberto-Culver Common Stock”) all of the outstanding shares of common stock, no par value per share, of Spinco (“Spinco Common Stock”) on a pro rata basis (the “Distribution”);

WHEREAS, immediately following the Distribution, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, among Alberto-Culver, Spinco, Regis Corporation, a Minnesota corporation (“Regis”), Roger Merger Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Regis (“Merger Sub”) and Roger Merger Subco LLC, a Delaware limited liability company and a wholly owned subsidiary of Regis (“Subco”), Merger Sub will merge with and into Spinco with Spinco continuing as the surviving corporation (the “Merger”) and immediately following the Merger, Spinco will merge with and into Subco (the “Subsequent Merger”); and

WHEREAS, in connection with the Distribution, Alberto-Culver and Spinco desire to enter into this Employee Matters Agreement (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Separation Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below. Capitalized terms used but not defined herein shall have the meanings set forth in the Separation Agreement.

1.01 “Alberto-Culver Option” means an option to acquire shares of Alberto-Culver Common Stock.

1.02 “Alberto-Culver Option Plan” means (a) the Alberto-Culver Employee Stock Option Plan of 2003 and (b) the Alberto-Culver Employee Stock Option Plan of 1988.

1.03 “Alberto-Culver Pre-Distribution Stock Price” means the closing price per share of Alberto-Culver Common Stock on the last full Business Day (as defined in the Merger Agreement) occurring before (i) the Distribution Date or (ii) if earlier, the date on which Alberto-Culver Common Stock begins to trade “ex-dividend.”

1.04 “Benefit Plans” means Pension Plans, Welfare Plans and Non-ERISA Benefit Arrangements.

1.05 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Part 6 of Subtitle B of Title I of ERISA and at section 4980B of the Code.

1.06 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

1.07 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq.

1.08 “Former Spinco Employee” means an individual whose employment with the Spinco Group was terminated prior to the Distribution Time and who, subsequent to such termination, was not employed by the Alberto-Culver Group.

1.09 “Intrinsic Value” means, in the case of an Alberto-Culver Option prior to the Distribution Date, the excess, if any, of the Alberto-Culver Pre-Distribution Stock Price over the exercise price per share of Alberto-Culver Common Stock subject to such Alberto-Culver Option, multiplied by the number of shares of Alberto-Culver Common Stock subject to such Alberto-Culver Option.

1.10 “IRS” means the U.S. Internal Revenue Service.

1.11 “Non-ERISA Benefit Arrangement” means each contract, agreement, policy, practice, program, plan, trust or arrangement, other than a Pension Plan or Welfare Plan, providing for benefits, perquisites or compensation of any nature to any Spinco Employee or Former Spinco Employee, or to any family member, dependent or beneficiary of any such Spinco Employee or Former Spinco Employee, including, without limitation, disability, severance, health, dental, life, accidental death and dismemberment, travel and accident, tuition reimbursement, supplemental unemployment, vacation, sick, personal or bereavement days, holidays, retirement, deferred compensation, profit sharing, bonus, stock-based compensation or other forms of incentive compensation.

1.12 “Pension Plan” means any pension plan as defined in section 3(2) of ERISA, without regard to sections 4(b)(4) or 4(b)(5) of ERISA.

1.13 “Restricted Stock” means shares of Alberto-Culver Common Stock held by Spinco Employees that are subject to transfer restrictions, other than by reason of applicable securities laws, and a substantial risk of forfeiture, including shares granted pursuant to (a) the Alberto-Culver 2003 Restricted Stock Plan and (b) the Alberto-Culver 1994 Restricted Stock Plan.

1.14 “Spinco Employee” means any individual who, at the Distribution Time, is either actively employed by, or on an approved leave of absence from, a member of the Spinco Group. For purposes of clarity, the person set forth on Schedule A shall be neither a “Spinco Employee” nor a “Former Spinco Employee.”

1.15 “Spinco Option” means an option to acquire shares of Spinco Common Stock.

1.16 “Spinco Post-Distribution Stock Price” means the value of one share of Spinco Common Stock, which shall be equal to the product of (i) the Exchange Ratio (as defined in the Merger Agreement) and (ii) the closing price per share of Regis Common Stock (as defined in the Merger Agreement) on the last full Business Day occurring before (A) the Distribution Date or (B) if earlier, the date on which Alberto-Culver Common Stock begins to trade “ex-dividend.”

1.17 “U.S.” means the United States of America.

1.18 “Welfare Plan” means any employee welfare plan as defined in section 3(1) of ERISA, without regard to sections 4(b)(4) or 4(b)(5) of ERISA.

ARTICLE II

SPINCO EMPLOYEE MATTERS

2.01 Employment. Each Spinco Employee shall be an employee of a member of the Spinco Group immediately following the Distribution Time.

2.02 Severance Obligations.

(a) It is not intended that any Spinco Employee or Former Spinco Employee will be entitled to termination or severance benefits solely as a result of the Distribution, Merger, Subsequent Merger or any other transaction contemplated by this Agreement or the Merger Agreement (other than payments or benefits with respect to Spinco Employees who separate from service in connection with such transactions). Alberto-Culver shall indemnify and hold harmless Spinco in the event that any Spinco Employee or Former Spinco Employee obtains a final, nonappealable judgment from a Governmental Entity declaring that such Spinco Employee or Former Spinco Employee is entitled to severance benefits under an Alberto-Culver severance plan or agreement solely as a result of the Distribution, Merger, Subsequent Merger or any other transaction contemplated by this Agreement or the Merger Agreement; provided, however, that, for the avoidance of doubt, Alberto-Culver shall be under no such obligation with respect to any Spinco Employee whose employment with the Spinco Group or Regis or any of its Affiliates terminates after the Distribution. For purposes of this Section 2.02(a), Alberto-Culver shall determine in its sole discretion whether any judgment or determination by a Governmental Entity shall be appealed, shall notify Spinco in writing of such determination, and shall pay or reimburse each member of the Spinco Group for its reasonable expenses incurred in connection with any such appeal. If Alberto-Culver notifies Spinco in writing that a judgment or determination by a Governmental Entity shall not be appealed, such determination shall be deemed a final, nonappealable judgment from a Governmental Entity as set forth in the first sentence of this Section 2.02(a).

(b) Except as otherwise provided in Section 2.02(a) and Section 2.02(c), from and after the Distribution Time, Spinco shall assume and be fully responsible for, and neither Alberto-Culver nor any of its Affiliates shall have any liability or responsibility for, any termination or severance payment or benefit obligations with respect to Spinco Employees or Former Spinco Employees payable after the Distribution Time, including any severance payments owed, but not yet paid, to any Former Spinco Employee.

(c) Alberto-Culver shall retain and be fully responsible for, and no member of the Spinco Group shall have any liability or responsibility for, any termination or severance payments or benefit obligations (i) with respect to the person set forth on Schedule A or (ii) that become payable in connection with a termination of employment that occurs, or a notice of employment termination that is provided, at or prior to the Distribution Time under a Termination Agreement among Alberto-Culver, Spinco and each of the Spinco Employees listed on Schedule B.

2.03 Personnel Records.

(a) Subject to Applicable Laws, all information and records regarding employment and personnel matters of Spinco Employees and Former Spinco Employees shall be retained after the Distribution Time by Spinco in accordance in all material respects with Applicable Laws relating to the collection, storage, retention and disclosure of such records. Access to such records after the Distribution Time will be provided to Alberto-Culver in accordance with Article VI of the Separation Agreement. Notwithstanding the foregoing, Alberto-Culver shall retain reasonable access, in accordance with Applicable Laws, to those records necessary to Alberto-Culver’s continued administration of any plans or programs on behalf of Spinco Employees and Former Spinco Employees after the Distribution Time or as otherwise required by Applicable Laws for so long as said administration continues pursuant to this Agreement or such longer period as required by Applicable Laws. Alberto-Culver shall also retain copies of any confidentiality and non-compete agreements with any Spinco Employee or Former Spinco Employee in which Alberto-Culver has an interest.

(b) Alberto-Culver shall retain all information and records regarding employment and personnel matters of Spinco Employees and Former Spinco Employees and in Alberto-Culver’s possession immediately after the Distribution Time, but only to the extent Alberto-Culver is required to do so under Applicable Laws relating to the collection, storage, retention and disclosure of such records. Access to such records after the Distribution Time will be provided to Spinco in accordance with Article VI of the Separation Agreement. Notwithstanding the foregoing, Spinco shall retain reasonable access, in accordance with Applicable Laws, to those records necessary to Spinco’s continued administration of any plans or programs on behalf of Spinco Employees and Former Spinco Employees after the Distribution Time or as otherwise required by Applicable Laws for so long as said administration continues pursuant to this Agreement or such longer period as required by Applicable Laws. Spinco shall also retain any confidentiality and non-compete agreements with any Spinco Employee or Former Spinco Employee.

ARTICLE III

WELFARE PLANS

3.01 Cessation of Participation in Alberto-Culver Welfare Plans. Except as specifically provided in this Agreement, each member of the Spinco Group shall cease to be a participating employer in all Welfare Plans sponsored by Alberto-Culver (the “Alberto-Culver Welfare Plans”), and participation in the Alberto-Culver Welfare Plans will cease for all Spinco Employees and Former Spinco Employees, if any, no later than at the Distribution Time.

3.02 Spinco’s Welfare Plans. To the extent applicable to any welfare plans in which Spinco Employees or Former Spinco Employees participate after the Distribution Time that provide benefits similar to the benefits that had been provided to such employees under an Alberto-Culver Welfare Plan immediately prior to the Distribution Time (the “Spinco Welfare Plans”), Spinco shall cause the Spinco Welfare Plans to recognize all coverage and contribution elections made by Spinco Employees and Former Spinco Employees under the Alberto-Culver Welfare Plans in effect for the period immediately prior to the Distribution Time and shall apply such elections under the Spinco Welfare Plans for the remainder of the period or periods for which such elections are by their terms applicable, in each case to the extent practicable. All beneficiary designations made by Spinco Employees and Former Spinco Employees under the Alberto-Culver Welfare Plans shall, to the extent applicable, be transferred to, and be in full force and effect under, the Spinco Welfare Plans until such beneficiary designations are replaced or revoked by the Spinco Employee or Former Spinco Employee who made the beneficiary designation.

3.03 Welfare Plan Liabilities.

(a) Spinco Liabilities. Spinco shall retain, and be solely responsible for, all Liabilities incurred with respect to any Spinco Employee or Former Spinco Employee after the Distribution Time under the Spinco Welfare Plans, and neither Alberto-Culver nor the Alberto-Culver Welfare Plans shall assume or retain any such Liabilities.

(b) Alberto-Culver Liabilities. Alberto-Culver shall continue to be solely responsible, after the Distribution Time, for all claims for welfare benefits (and for any Liabilities arising as a result of such claims), other than severance plan benefits, incurred by any Spinco Employee or Former Spinco Employee, if any, under the Alberto-Culver Welfare Plans at or prior to the Distribution Time, whether such claims have been paid or remain unpaid as of such date, and neither Spinco nor the Spinco Welfare Plans shall assume or retain any such Liabilities. Claims for health benefits shall be considered to be incurred prior to the Distribution Time if the services related to such claims were provided prior to the Distribution Time. Claims for all other welfare benefits shall be considered to be incurred prior to the Distribution Time if the date of loss occurred prior to the Distribution Time.

(c) COBRA and HIPAA Liabilities. From and after the Distribution Time, Spinco shall assume, and be solely responsible for, the continuation coverage requirements under COBRA and the portability requirements under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) with respect to all Spinco Employees and Former Spinco Employees and their qualified beneficiaries, which for purposes of clarity shall exclude the person set forth on Schedule A.

3.04 Flexible Spending Accounts. From and after the Distribution Time, Spinco shall retain, and be solely responsible for, all Liabilities incurred by any Spinco Employee or Former Spinco Employee under the flexible spending account plan sponsored by Spinco, and Alberto-Culver shall not assume or retain any such Liabilities.

3.05 Short-Term Disability Benefits. From and after the Distribution Time, Spinco shall retain, and be solely responsible for, all short-term disability benefits payable to Spinco Employees at or after the Distribution Time, and Alberto-Culver shall not assume or retain any such Liabilities.

3.06 Long-Term Disability Benefits. From and after the Distribution Time, Alberto-Culver shall retain, and be solely responsible for, all long-term disability benefits payable, at or after the Distribution Time, to (a) Spinco Employees receiving long-term disability benefits prior to the Distribution Time, and (b) Former Spinco Employees, and Spinco shall not assume or retain any such Liabilities.

ARTICLE IV

COMPENSATION MATTERS

AND NON-ERISA BENEFIT ARRANGEMENTS

4.01 Cessation of Participation in Alberto-Culver Non-ERISA Benefit Arrangements. Except as specifically provided in this Agreement, each member of the Spinco Group shall cease to be a participating employer in all Alberto-Culver Non-ERISA Benefit Arrangements, and participation in the Alberto-Culver Non-ERISA Benefit Arrangements will cease for all Spinco Employees and Former Spinco Employees at the Distribution Time.

4.02 Assumption of Employee Related Obligations. From and after the Distribution Time, Spinco shall assume or retain (as applicable), and be solely responsible for, all Liabilities related to the agreements and obligations described in Section 4.02(a) through Section 4.02(f) and none of Alberto-Culver or any Affiliate of Alberto-Culver or the Alberto-Culver Non-ERISA Benefit Arrangements shall retain or have any further liability with respect to such Liabilities.

(a) Agreements entered into between the Alberto-Culver Group and Spinco Employees and Former Spinco Employees, except as otherwise provided in this Agreement. For purposes of clarity, Alberto-Culver shall retain all Liabilities related to the Key Executive Deferred Compensation Agreement, Severance Agreement and Termination Agreement, each between Alberto-Culver and the person set forth on Schedule A. No Spinco Employee or Former Spinco Employee is a party to a Key Executive Deferred Compensation Agreement with Alberto-Culver.

(b) Agreements entered into between the Alberto-Culver Group and independent contractors providing services to the extent they are related to the Spinco Business.

(c) All confidentiality and non-compete agreements between the Alberto-Culver Group and Spinco Employees, Former Spinco Employees and independent contractors; provided, however, that Alberto-Culver and Spinco shall both enjoy the rights and benefits under such agreements, with respect to such party’s and its Affiliates’ business operations.

(d) All wages, salary, ordinary compensation and commissions payable to Spinco Employees or Former Spinco Employees after the Distribution Time, whether earned before or after the Distribution Time; provided that no such amounts were earned for services as an employee of a member of the Alberto-Culver Group. For purposes of clarity, Alberto-Culver shall retain, and be solely responsible for, all wages, salary, ordinary compensation and commissions payable to Spinco Employees or Former Spinco Employees to the extent such amounts were earned for services as an employee of a member of the Alberto-Culver Group.

(e) All bonus and incentive compensation payment obligations, if any, payable after the Distribution Time to Spinco Employees; provided, however, that Spinco’s payment obligations with respect to the Alberto-Culver 1994 Shareholder Value Incentive Plan and the Alberto-Culver Management Incentive Plan are set forth exclusively in Section 4.03(a), and not pursuant to this Section 4.02(e).

(f) All Liabilities and obligations whatsoever of the Spinco Business with respect to claims made by or with respect to Spinco Employees or Former Spinco Employees relating to Non-ERISA Benefit Arrangements with respect to the Spinco Business and not specifically assumed or retained by Alberto-Culver pursuant to this Agreement. The term “Liabilities” under this Section 4.02(f) expressly excludes any payment of any kind, including insurance coverage, indemnification rights and common law rights, for the acts or omissions of or by any Spinco officer, director, employee or agent, which are covered by the Separation Agreement.

The parties agree to negotiate in good faith with applicable third parties to have the foregoing obligations assumed by Spinco on terms no less favorable to Spinco than those that apply to Alberto-Culver. Subject to the foregoing, if any of the foregoing obligations cannot be assumed by Spinco for a reason beyond the control of the parties hereto, including the refusal of any such third party to agree to such an assumption, then Spinco shall reimburse the Alberto-Culver Group for any such obligation paid by the Alberto-Culver Group, in accordance with Section 7.03, as though it had been assumed and paid by Spinco.

4.03 Certain Incentive Plans; Nonqualified Deferred Compensation.

(a) From and after the Distribution Time, Spinco shall assume and thereafter be solely responsible for all bonus and incentive compensation payment obligations earned by Spinco Employees as of the Effective Time (as defined in the Merger Agreement) under the Alberto-Culver 1994 Shareholder Value Incentive Plan and the Alberto-Culver Management Incentive Plan. Each such plan shall be treated as though a Change in Control, as defined in such plan, occurred as of the Effective Time with respect to all Spinco Employees. Not later than 28 days after the Effective Time, Alberto-Culver shall (i) determine all bonus and incentive payment obligations earned by Spinco Employees under the 1994 Shareholder Value Incentive Plan and the Alberto-Culver Management Incentive Plan as of the Effective Time, if any, and (ii) transfer to Spinco a cash payment equal to 62% of such amounts, which represents the after-tax cost to Spinco of paying such amounts.

(b) From and after the Distribution Time, Spinco shall assume and thereafter be solely responsible for all deferred compensation payment obligations credited to the accounts of all Spinco Employees and Former Spinco Employees as of the Effective Time under the Alberto-Culver Executive Deferred Compensation Plan. Such plan shall be treated as though a Change in Control, as defined in such plan, occurred as of the Effective Time with respect to all Spinco Employees and Former Spinco Employees, and, subject to the transfer set forth in the next sentence, as soon as reasonably practicable after the Effective Time, or at such other time as shall be required to comply with section 409A of the Code, Spinco shall pay to each such Spinco Employee and Former Spinco Employee the amount credited to his or her account under such plan as of the Effective Time. As soon as reasonably practicable after the Effective Time, Alberto-Culver shall (i) determine all deferred compensation payment obligations credited to the accounts of all Spinco Employees and Former Spinco Employees under the Alberto-Culver Executive Deferred Compensation Plan as though a Change in Control occurred as of the Effective Time, and (ii) transfer to Spinco a cash payment equal to 62% of such amounts, which represents the after-tax cost to Spinco of paying such amounts.

4.04 Equity Compensation Plans.

(a) Options Held by Spinco Employees. Each Alberto-Culver Option held by a Spinco Employee that is outstanding as of the Distribution Time shall be converted into a Spinco Option, effective immediately after the Distribution Time.

(i) The number of shares of Spinco Common Stock subject to a Spinco Option and the exercise price per share of Spinco Common Stock subject to a Spinco Option shall be determined, as of the Distribution Time, in accordance with the following conversion formula (to be interpreted and applied in such a way as to minimize any adverse consequences of any possible application of FAS 123R and Section 409A of the Code to such conversions):

(A) The Intrinsic Value of each Alberto-Culver Option shall be maintained under each corresponding Spinco Option by setting the option exercise price of the Spinco Option and/or the number of shares subject to such Spinco Option to ensure that the aggregate difference between the Spinco Post-Distribution Stock Price and the exercise price of the Spinco Option equals such Intrinsic Value.

(B) The ratio of the per share option exercise price of the Spinco Option to the Spinco Post-Distribution Stock Price shall be fixed in such a way that does not increase the ratio of the per share exercise price of the related Alberto-Culver Option to the Alberto-Culver Pre-Distribution Stock Price.

(ii) Each Spinco Option shall have the same terms and conditions as the corresponding Alberto-Culver Option to which it relates (except as adjusted as provided herein) and shall continue to be subject to the same terms and conditions as the applicable Alberto-Culver Option Plan; provided, however, that for purposes of the Spinco Options, unless the context otherwise requires, all references to “Alberto-Culver” therein shall, after the Distribution Time, be deemed to be to “Spinco” and all references to Alberto-Culver Common Stock shall be deemed to be to Spinco Common Stock. Alberto-Culver and Spinco shall each take such actions as may be necessary to effectuate the provisions of this Section.

Spinco Options shall become fully vested and exercisable and shall be converted into options to purchase shares of Regis Common Stock (as defined in the Merger Agreement) pursuant to the terms of the Merger Agreement.

(b) Restricted Stock. The Alberto-Culver Board of Directors shall take all actions reasonably necessary to ensure that, not later than the Distribution Time, the Spinco Employees shall be fully vested in any shares of Restricted Stock that they hold. At the Distribution Time, all shares of Alberto-Culver Restricted Stock shall be treated the same as all other outstanding shares of Alberto-Culver Common Stock in the Distribution, in accordance with the provisions of the Separation Agreement.

4.05 Vacation and Leaves of Absence Programs. From and after the Distribution Time, Spinco shall recognize and assume all Liabilities for vacation, holiday, flex days and personal days off to the extent accrued by Spinco Employees before the Distribution Time in accordance with the written policies in effect with regard to such Liabilities during the period over which they were accrued. Spinco shall also honor the written terms of any approved leaves of absence with an expected duration of not more than 12 months (other than for military or other leave protected by Applicable Law, which shall not be subject to such limitation) after the Distribution Time to the extent such leaves are in effect with regard to Spinco Employees at the Distribution Time.

ARTICLE V

QUALIFIED RETIREMENT PLANS

5.01 Defined Contribution Plans.

(a) Spinco 401(k) Plan. From and after the Distribution Time, Spinco shall retain, and be solely responsible for, all existing and future employer Liabilities related to the Sally Beauty Company, Inc. 401(k) Savings Plan (the “Spinco 401(k) Plan”) and the administration thereof, and Alberto-Culver shall not assume or retain any such Liabilities.

(b) Profit Sharing Plan.

(i) Establishment of Spinco Profit Sharing Plan. As soon as administratively practicable after the Distribution Time, Spinco Employees shall be eligible to participate in either (A) a defined contribution plan and trust adopted, established and maintained by Spinco and qualified under section 401(a) and section 501(a) of the Code or (B) a qualified profit sharing plan sponsored by a member of the Regis Group (the “Spinco Profit Sharing Plan”). Subject to the asset transfers described in Section 5.01(b)(ii), Spinco shall assume and thereafter be solely responsible for all then existing or future employer Liabilities on behalf of Spinco Employees and Former Spinco Employees related to the Spinco Profit Sharing Plan and the administration thereof and Alberto-Culver shall not assume or retain any such Liabilities. As soon as practicable after the adoption or designation of the Spinco Profit Sharing Plan, Spinco shall, to the extent applicable, submit an application to the IRS for a determination regarding the qualification of the Spinco Profit Sharing Plan and shall take any actions not inconsistent with Spinco’s other general commitments contained in this Agreement and make any amendments necessary to receive a favorable determination letter.

(ii) Transfer of Account Balances. As soon as administratively practicable, and in no event later than 180 days, after the Distribution Time, Alberto-Culver and Spinco shall cooperate to cause the Alberto-Culver Profit Sharing Plan to transfer to the Spinco Profit Sharing Plan assets having a value as of the applicable valuation date that are equal to the value of the account balances of, and Liabilities with respect to, all Spinco Employees and Former Spinco Employees with an account balance, whether or not vested, under the Alberto-Culver Profit Sharing Plan as of such valuation date. Such transferred assets shall consist of cash, Alberto-Culver Common Stock, Regis Common Stock (as defined in the Merger Agreement) and promissory notes for outstanding participant loans, and shall be in accordance with section 414(l) of the Code. Liabilities under any qualified domestic relations orders (as defined in section 414(p) of the Code) received with respect to any assets transferred to the Spinco Profit Sharing Plan shall be transferred to Spinco at the time such assets are transferred.

(iii) Past Service Credit and Vesting. With respect to all Spinco Employees and without duplication of benefits, the Spinco Profit Sharing Plan shall (i) recognize, to the extent applicable, all service, compensation and other determinations that, at the Distribution Time, were recognized under the Alberto-Culver Profit Sharing Plan for purposes of determining eligibility, participation, vesting, and calculation of benefits for Spinco Employees, and (ii) maintain the vesting schedule applicable under the Alberto-Culver Profit Sharing Plan for accounts transferred from the Alberto-Culver Profit Sharing Plan.

(iv) Elections and Designations. To the extent applicable, all participant elections and beneficiary designations made by Spinco Employees or Former Spinco Employees under the Alberto-Culver Profit Sharing Plan shall be transferred to, and be in full force and effect under, the Spinco Profit Sharing Plan until such participant elections and beneficiary designations are replaced or revoked by the Spinco Employee or Former Spinco Employee who made the election or designation.

(c) Alberto-Culver Stock Funds. Spinco shall, subject to the fiduciary and other requirements of ERISA, and any other Applicable Laws, take such actions as are reasonably necessary to ensure that any liquidation of the shares of Alberto-Culver Common Stock held in the Spinco 401(k) Plan and Spinco Profit Sharing Plan is orderly and periodic. During the 24-month period beginning on the Distribution Date (or such shorter period as Spinco reasonably determines may be required under Applicable Laws), Spinco may prohibit future purchases of Alberto-Culver Common Stock under the Spinco 401(k) Plan and Spinco Profit Sharing Plan but shall not require that such funds of Alberto-Culver Common Stock be liquidated.

5.02 Further Cooperation. Alberto-Culver and Spinco will cooperate in good faith in the filing of documents required by the transfer of assets and liabilities described in this Agreement to generally effect the purposes of this Agreement and to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to any Spinco Employees or Former Spinco Employees.

ARTICLE VI

FOREIGN PLANS

At the Distribution Time, or such later date as may be required by Applicable Laws, each Benefit Plan maintained by a member of the Spinco Group that covers only Spinco Employees employed outside the U.S. (the “Spinco Foreign Plans”) shall be the sole responsibility of the Spinco Group and no member of the Alberto-Culver Group shall have any Liability with respect to such Spinco Foreign Plan. For purposes of this Article VI, “employed outside the U.S.” means compensated under a payroll which is administered outside the 50 United States and the District of Columbia. For purposes of clarity, no Spinco Employee or Former Spinco Employee employed outside the U.S. is covered by a Benefit Plan maintained, sponsored or contributed to by Alberto-Culver or a member of the Alberto-Culver Group.

ARTICLE VII

GENERAL PROVISIONS

7.01 Preservation of Rights to Amend. The rights of Alberto-Culver or Spinco to amend or terminate any plan referred to herein shall not be limited in any way by this Employee Matters Agreement.

7.02 Administrative Complaints/Litigation. At and after the Distribution Time, Spinco shall assume, and be solely liable for, the handling, administration, investigation, and defense of actions, including, without limitation, ERISA, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights and unemployment compensation claims, asserted at any time against Alberto-Culver or Spinco by any Spinco Employee, Former Spinco Employee or any other person arising out of or relating to employment with the Spinco Business or Spinco. Any Liabilities arising from such actions shall be deemed Spinco Liabilities under the Separation Agreement. Alberto-Culver reserves the right to participate, at its own expense, in the investigation, defense or settlement of any matter to the extent it deems reasonably necessary.

7.03 Reimbursement and Indemnification. The parties hereto agree to reimburse each other, within 30 days of receipt from the other party of appropriate verification, for all Indemnifiable Losses that each may incur on behalf of the other as a result of any of the Benefit Plans or any of the termination or severance obligations set forth in Section 2.02. All Liabilities retained, assumed or indemnified against by Spinco pursuant to this Agreement shall be deemed Spinco Liabilities, and all Liabilities retained, assumed or indemnified against by Alberto-Culver pursuant to this Agreement shall be deemed Alberto-Culver Liabilities, and in each case shall be subject to the indemnification provisions of Article IV of the Separation Agreement.

7.04 Payment of and Accounting Treatment for Expenses. Except as specifically provided in the Separation Agreement or as Spinco and Alberto-Culver otherwise mutually agree, all expenses (and the accounting treatment related thereto) through the Distribution Time regarding matters addressed herein shall be handled and administered by Alberto-Culver and Spinco in accordance with past Alberto-Culver and Spinco, as applicable, accounting and financial practices and procedures pertaining to such matters.

7.05 Sharing of Participant Information. Alberto-Culver and Spinco shall share, Alberto-Culver shall cause each applicable member of the Alberto-Culver Group to share, and Spinco shall cause each applicable member of the Spinco Group to share, with each other and their respective agents and vendors all participant information necessary for the efficient and accurate administration of each of the Alberto-Culver Benefit Plans and the Spinco Benefit Plans following the Distribution Time. Alberto-Culver and Spinco and their respective authorized agents shall, subject to Applicable Laws and understandings regarding confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party, to the extent necessary for such administration. Spinco and Alberto-Culver shall also cooperate to share all such information regarding any issue relating to the compensation of Spinco Employees as may be required in order to satisfy any requirements related to federal, state and/or local income tax reporting (including, for purposes of preparing a Form W-2 for each such employee) and withholding, all in accordance with the terms of the Tax Allocation Agreement.

7.06 Audit Rights. Subject to the requirements of Article VI of the Separation Agreement, for a period of 36 months from and after the Distribution Time, each of Alberto-Culver and Spinco, and their duly authorized representatives, shall have the right to conduct audits at mutually agreed times upon reasonable prior notice, at their own expense, with respect to all information provided to it or to any record keeper or third party administrator by the other party that is relevant to this Agreement. The auditing party shall have the right to make copies of any records at its expense, subject to the confidentiality provisions set forth in the Separation Agreement, which are incorporated by reference herein. The party being audited shall provide the auditing party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide work space to its representatives. After any audit is completed, the party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within fifteen Business Days after receiving such draft.

The auditing party’s audit rights under this Section 7.06 shall include the right to audit, or participate in an audit facilitated by the party being audited, of any Subsidiaries and Affiliates of the party being audited and of any benefit providers and third parties with whom the party being audited has a relationship, or agents of such party, to the extent any such persons are affected by or addressed in this Agreement (collectively, the “Non-parties”). The party being audited shall, upon written request from the auditing party, provide an individual (at the auditing party’s expense) to supervise any audit of any such benefit provider or third party. The auditing party shall be responsible for supplying, at its expense, additional personnel sufficient to complete the audit in a reasonably timely manner.

7.07 Effect If Distribution Does Not Occur. If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the Distribution Date, the Distribution Time, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent otherwise specifically agreed in writing by Spinco and Alberto-Culver.

7.08 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent,

partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein.

7.09 No Right to Continued Employment. Nothing contained in this Agreement shall confer on any Spinco Employee any right to continued employment with Spinco or any member of the Spinco Group, except as expressly provided in any individual employment agreements to which Spinco is a party, under which any Spinco Employee has any such rights.

7.10 Cooperation. Alberto-Culver and Spinco shall each cooperate in good faith, including by making personnel available to the other at mutually agreed times, as necessary or appropriate to carry out the purposes of this Agreement.

7.11 No Duplication of Benefits. It is the intention of the parties that nothing in this Agreement shall allow for any Spinco Employee to receive duplicative benefits. Accordingly, Alberto-Culver and Spinco shall agree on methods and procedures to prevent Spinco Employees from receiving duplicative benefits.

ARTICLE VIII

MISCELLANEOUS

8.01 Entire Agreement. This Agreement, the Merger Agreement, the Separation Agreement and other Ancillary Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter.

8.02 Survival of Agreements. Except as specifically contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement will remain in full force and effect and survive the Distribution Time.

8.03 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

8.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) upon confirmation of receipt if delivered by facsimile, (iii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iv) when received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	If to Alberto-Culver to
Alberto-Culver Company
2525 Armitage Avenue
Melrose Park, Illinois 60160

	Fax:	(708) 450-2511
	Attention:	Chief Executive Officer Senior Vice President and
General Counsel (with a separate notice to be sent to each such person)
with a copy to

Sidley Austin LLP
One South Dearborn St.
Chicago, Illinois 60603
	Fax:	(312) 853-7036
	Attention:	Frederick C. Lowinger, Esq.
David J. Zampa, Esq.

(b)	If to Spinco to
Sally Holdings, Inc.
3001 Colorado Blvd.
Denton, Texas 76210
	Fax:	(940) 297-4990
	Attention:	Vice President and General Counsel

With a copy at any time prior to the Effective Time to
Sidley Austin LLP
One South Dearborn St.
Chicago, Illinois 60603
	Fax:	(312) 853-7036
	Attention:	Frederick C. Lowinger, Esq.
David J. Zampa, Esq.

And with a copy at any time from and after the Effective Time to

Regis Corporation
7201 Metro Blvd.
Minneapolis, Minnesota 55439
	Fax:	(952) 947-7600
	Attention:	President and Chief Executive Officer
General Counsel (with a separate notice to be sent to each such person)

And to

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
	Fax:	(212) 326-2061
	Attention:	Spencer D. Klein, Esq.
Paul S. Scrivano, Esq.

8.05 Consent to Jurisdiction. Each of Alberto-Culver and Spinco irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of Alberto-Culver and Spinco hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Alberto-Culver and Spinco hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.06 Amendments. This Agreement cannot be amended except by a written agreement executed by Alberto-Culver and Spinco; provided, that unless the Merger Agreement shall have been terminated, (a) any such amendment that would reasonably be expected to adversely affect (after giving effect to the Merger) Regis or its shareholders (it being understood and agreed that any fees and expenses incurred by Regis or any of its Subsidiaries in connection with the review of any such proposed amendment shall not be deemed to adversely affect Regis or its shareholders) executed prior to the Distribution Time shall be subject to the prior written consent of Regis and (b) the parties hereto shall notify Regis and its counsel in writing, in accordance with Section 10.2 of the Merger Agreement, at least five Business Days prior to the making of any such amendment prior to the Distribution Time.

8.07 Assignment. Neither party to this Agreement will (or permit any of its Subsidiaries to) convey, assign or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, except as contemplated in Section 2.10 of the Merger Agreement or with the prior written consent of the other party in its sole and absolute discretion; provided, that unless the Merger Agreement shall have been terminated, any such assignment prior to the Distribution Time shall be subject to the prior written consent of Regis. Any conveyance, assignment or transfer requiring the prior written consent of the other party pursuant to this Section 8.07 that is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder. For purposes of clarity, Spinco may perform any responsibility or exercise any right under this Agreement by causing such responsibility or right to be undertaken or exercised, without limitation, by a Spinco Subsidiary; provided, however, that Spinco shall be fully responsible to Alberto-Culver for ensuring compliance by Spinco and the Spinco Group with the applicable terms of this Agreement.

8.08 Captions; Currency. The article, section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States Dollars.

8.09 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties, and, if the parties are unable to agree upon a suitable and equitable substitute provision to effect the original intent of the parties, prior to the Distribution Time, the party so materially and adversely affected may terminate this Agreement.

8.10 Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement.

8.11 Schedules. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

8.12 Waivers; Remedies. Any agreement on the part of a party hereto to waive the performance by the other party of any of its covenants hereunder shall be valid only if set forth in a written instrument signed on behalf of such party; provided, that unless the Merger Agreement shall have been terminated, (a) any such waiver that would reasonably be expected to adversely affect (after giving effect to the Merger) Regis or its shareholders (it being understood and agreed that any fees and expenses incurred by Regis or any of its Subsidiaries in connection with the review of any such proposed waiver shall not be deemed to adversely affect Regis or its shareholders) executed prior to the Distribution Time shall be subject to the prior written consent of Regis and (b) the parties hereto shall notify Regis and its counsel in writing, in accordance with Section 10.2 of the Merger Agreement, at least five Business Days prior to the making of any such waiver prior to the Distribution Time. No failure or delay on the part of either Alberto-Culver or Spinco in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Alberto-Culver or Spinco of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.13 Further Assurances. From time to time after the Distribution Time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such actions as the requesting party may reasonably request to consummate the transactions contemplated by this Agreement.

8.14 Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

8.15 Performance. Alberto-Culver will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Alberto-Culver Subsidiary. Spinco will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Spinco Subsidiary.

8.16 Interpretation. Any reference herein to any federal, state, local, or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed in their names by a duly authorized officer as of the date first written above.

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt
Name: Gary P. Schmidt
Title: Senior Vice President & General Counsel

SALLY HOLDINGS, INC.

By:	/s/ Gary Winterhalter
Name: Gary Winterhalter
Title: President

Schedule A

1. Michael Renzulli

Schedule B

1. Richard Dowd

2. Bennie Lowery

3. James Maher

4. Gary Robinson

5. Raal Roos

6. Gary Winterhalter